Exhibit 99.1

NEWS RELEASE
GP Strategies Enters into New $200 Million Credit Facility

Columbia, MD. December 5, 2018 - Global performance improvement solutions provider GP Strategies Corporation (NYSE: GPX) announced today that it has entered into a new five-year $200 million credit facility with a syndicate of lenders led by PNC Capital Markets LLC and Wells Fargo Securities, LLC, as joint lead arrangers, and PNC Bank, National Association, as administrative agent. The new credit facility includes a $200 million revolving line of credit and an accordion feature allowing the Company to increase commitments to the credit facility by up to an additional $100 million. Borrowings under the Company’s prior credit agreement were refinanced in full.
The new credit facility has a five-year term which expires in November 2023, with no scheduled payments of principal until maturity, and bears interest at variable market rates, as defined in the agreement, plus a spread based on the Company’s leverage ratio. Interest rates on the new credit facility are reduced between 25 and 50 basis points compared to its prior credit facility, depending on the Company’s current leverage ratio.

“We are very pleased with our new credit facility which provides us more favorable terms than our previous credit facility and will give us the capability to execute our long-term growth strategy,” said Michael Dugan, Chief Financial Officer of GP Strategies Corporation.
As of November 30, 2018, after entering into the new credit facility, the Company had $128.0 million of borrowings outstanding and cash balances totaling $25.0 million.
About GP Strategies
GP Strategies Corporation (NYSE: GPX) is a global performance improvement solutions provider of training, digital learning solutions, management consulting and engineering services. GP Strategies’ solutions improve the effectiveness of organizations by delivering innovative and superior training, consulting and business improvement services, customized to meet the specific needs of its clients. Clients include Fortune 500 companies, manufacturing, process and energy industries, and other commercial and government customers.

Forward Looking Statement

We make statements in this press release that are considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These statements reflect our current expectations concerning future events and results. We use words such as "expect," "intend," "believe," "may," "should," "could," "anticipates," and similar expressions to identify forward-looking statements, but their absence does not mean a statement is not forward-looking. These statements are not guarantees of our future performance and are subject to risks, uncertainties, and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties, and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

© 2018 GP Strategies Corporation. All rights reserved. GP Strategies and the GP Strategies logo design are trademarks of GP Strategies Corporation.

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C O N T A C T S:

Scott N. Greenberg	Michael R. Dugan	Ann M. Blank
Chief Executive Officer	Chief Financial Officer	Investor Relations
443-367-9640	443-367-9627	443-367-9925

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